EXHIBIT 99.1

Contacts:

Jennifer Graham	Kevin McCarty
Vice President	Senior Director
Marketing Communications	Investor Relations
650—701—6295	650—701—5300
jgraham@liberate.com	kmccarty@liberate.com

Liberate Announces Transition of SEC Investigation to Formal Status

San Carlos, Calif., March 3, 2003 -- Liberate Technologies announced today that the U.S. Securities and Exchange Commission has issued a formal order of investigation to determine whether there have been violations of the federal securities laws or regulations.  Liberate had previously announced that it would be working with regulatory authorities in connection with the accounting review being conducted by its Audit Committee.  By formalizing this previously informal discussion, the SEC will be able to subpoena individuals and entities.  Liberate will continue to fully cooperate with the SEC as it moves forward in this process.

Note Regarding Forward-Looking Statements:  This press release contains forward-looking statements regarding the pending SEC investigation and Liberate’s cooperation with that investigation that involve risks and uncertainties.

About Liberate Technologies
Liberate Technologies is a leading provider of digital infrastructure software and services for cable, satellite, and telecommunications networks.  Liberate’s open-platform software for Digital Services Automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks.  Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications.  Liberate can be found on the World Wide Web at http://www.liberate.com.

Liberate and the Liberate design are registered trademarks of Liberate Technologies.  Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.

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